MEMORANDUM OF UNDERSTANDING

      This Memorandum of Understanding made as of June 8, 1999 is between AMERISTAR CASINO COUNCIL BLUFFS, INC. ("AMERISTAR"),
COUNCIL  BLUFFS  HOTEL ASSOCIATES, L.C. ("CBHA") and  RIVER  ROAD
HOTEL ASSOCIATES, L.C. ("RRHA").

      WHEREAS, Ameristar and CBHA's predecessor-in-interest have entered into that certain Amended and Restated Ground Lease Agreement dated as of September 7, 1995 (as amended, the "HOLIDAY INN LEASE"), pursuant to which CBHA leases from Ameristar certain land at Ameristar's riverboat casino complex in Council Bluffs, Iowa (the "AMERISTAR CASINO COMPLEX") and on which CBHA has constructed and operates, and intends to expand, a Holiday Inn Hotel & Suites (the "HOLIDAY INN"); and

      WHEREAS, Ameristar and RRHA have entered into that certain Ground Lease Agreement dated as of May 28, 1999 (the "HAMPTON INN LEASE"), pursuant to which RRHA will lease from Ameristar certain land at the Ameristar Casino Complex and on which RRHA intends to construct and operate a Hampton Inn (the "HAMPTON INN"); and

     WHEREAS, Section 2.1(b) of the Holiday Inn Lease provides in pertinent part as follows (references to Kinseth in the Holiday
Inn Lease are references to CBHA):

          "Kinseth  agrees  to  permit  Ameristar,   at
          Ameristar's cost, to connect the Building to an adjacent pavilion or docking facility with a covered breezeway, and Ameristar agrees to construct such breezeway, and a pavilion or docking facility.";

      WHEREAS, Section 11.12 of the Holiday Inn Lease provides as follows:

          "Concurrently  with  its  execution  of  this
          Lease, Ameristar does hereby grant Kinseth an
          irrevocable  license for  a  term  concurrent
          with this Lease, and any renewals, to utilize
          the  swimming pool and related facilities and
          appurtenances  thereto to be  constructed  by
          Ameristar  on  its property adjacent  to  the
          Leased  Land.   Ameristar  agrees  to  obtain
          Kinseth's  prior  written  approval  of   the
          construction plans and specifications related
          to  the pool, and the contractor bids for the
          pool,    which   approval   shall   not    be
          unreasonably  withheld or  delayed.   Kinseth
          agrees  to  reimburse one-half (1/2)  of  the
          initial  cost  of construction  of  the  pool
          facilities (including necessary site work) to
          a  maximum reimbursement by Kinseth of  Three
          Hundred    Seventy-Five   Thousand    Dollars
          ($375,000), and one-half (1/2) of the  actual
          operating expenses of the pool on an  ongoing
          annual basis.  This license shall survive any
          foreclosure  of the interest of Ameristar  or
          Kinseth  or any permitted successor,  by  any
          fee   mortgage   holder  or   any   Leasehold
          Lender.";

      WHEREAS, Section 11.9 of the Holiday Inn Lease provides as follows:

          "Kinseth  acknowledges  that  Ameristar   may
          construct  or  permit  the  construction   of
          another hotel or hotels on or near the Casino
          Property and that such hotel(s) will be entitled to compete with Kinseth's hotel.
          Nothing in this Lease shall be deemed to be a covenant by Ameristar not to compete with Kinseth or not to permit such competition by other hotel owners or
                operators,  or to  permit  other  hotel
          owners or operators or other third-parties to utilize parking areas on the Casino Property on a nonexclusive basis.";

     WHEREAS, Section 2.1(b) of the Hampton Inn Lease provides in pertinent part as follows (references in the Hampton Inn Lease are references to RRHA):

          "Kinseth  agrees to connect the  Building  to
          the adjacent hotel and/or pavilion and casino
          with    a    covered,   climate    controlled
          breezeway.";

      WHEREAS, Section 11.9 of the Hampton Inn Lease provides as follows:

          "Kinseth    acknowledges    that    Ameristar
          operates,  and  may construct or  permit  the
          construction of another hotel or hotels on or
          near   the  Casino  Property  and  that  such
          hotel(s)  will  be entitled to  compete  with
          Kinseth's hotel.  Nothing in this Lease shall
          be  deemed to be a covenant by Ameristar  not
          to compete with Kinseth or not to permit such
          competition   by   other  hotel   owners   or
          operators, or to permit other hotel owners or operators or other third-parties to utilize parking areas on the Casino Property on a nonexclusive basis.";

      WHEREAS, Ameristar has informed CBHA and RRHA that, under Ameristar's pre-existing master plan for the Ameristar Casino Complex, Ameristar may, at some time in the future, desire to build additional hotel rooms at the place (the "FUTURE DEVELOPMENT SITE") where the pool and fitness center shared by Ameristar and CBHA and the indoor walkway between the Holiday Inn and the pavilion at Ameristar Casino Complex (the "CURRENT FACILITIES") currently exist, and in connection with such construction Ameristar would intend to demolish and reconstruct the Current Facilities;

     WHEREAS, CBHA and RRHA have each advised Ameristar that they do not believe that Ameristar has any right to demolish the Current Facilities in connection with any such future development and construction;

      WHEREAS, Ameristar has requested that CBHA and RRHA waive any rights they may have that would restrict or prohibit Ameristar from demolishing and reconstructing the Current Facilities; provided, however, that Ameristar neither admits nor denies that CBHA and/or RRHA have any such rights; and

      WHEREAS, CBHA and RRHA are willing to agree in principle that Ameristar may demolish and reconstruct the Current Facilities without breaching either the Holiday Inn Lease or the Hampton Inn Lease subject to certain conditions, and Ameristar is willing to agree in principle to such conditions.

      NOW, THEREFORE, the parties hereto state that their mutual understanding and agreement in principle with respect to the subject matter hereof is as follows:

   1. CBHA and RRHA acknowledge that Ameristar has right under the terms of the Holiday Inn Lease and the Hampton Inn Lease, respectively, to build additional hotel rooms and related facilities at the Ameristar Casino Complex, including without limitation at the Future Development Site.

   2. Subject to the other provisions of this Memorandum of Understanding, Ameristar agrees (a) for the benefit of CBHA, and its lenders and other permitted assigns, to maintain a pool and fitness center for
      the benefit of the Holiday Inn; and (b) for the benefit  of
CBHA and RRHA, and each of their respective lenders and other permitted assigns, to maintain an indoor walkway from the Holiday Inn to the Pavilion.

   3. Ameristar acknowledges construction of additional rooms will not be contemplated until there is market justification to build additional rooms. Market justification will include a study that would indicate there will not be a materially adverse impact on occupancy and average daily rate for each of the Holiday Inn and the Hampton Inn in comparison to the then current averages for comparable properties in the greater Omaha/Council Bluffs market. Ameristar further acknowledges that since each of the Holiday Inn Lease and the Hampton Inn Lease provide for percentage rentals, the level of rentals to be paid by CBHA and RRHA to Ameristar is materially dependent upon the ability to drive lodging demand through the existing and future amenities at the Ameristar Casino Complex. Ameristar currently contemplates that future amenities to be developed may include expanded gaming operations (it is acknowledged that development of a third level addition to the existing riverboat will commence in the near future), additional parking facilities (it is acknowledged that development of a parking structure in replacement of surface parking will commence in the near future), conference or meeting facilities, arcades, bowling alleys, movie theatres, restaurants, lounges, shopping outlets and other entertainment, food & beverage and retail facilities. The parties mutually contemplate that the development of future amenities will be necessary to warrant a market justification for the development of additional hotel rooms at the Ameristar Casino Complex; provided, however, that Ameristar does not commit to develop in the future any particular amenities.

   4. If Ameristar does develop, or causes to be developed, additional hotel rooms at the Future Development Site that disturbs any of the Current Facilities, Ameristar agrees that it will, at a minimum:

           4.1 If required to satisfy non-waivable requirements of CBHA's current franchisor, build a temporary or permanent swimming pool that will satisfy such requirements. Subject to such franchisor requirements, it is contemplated that any such pool may be an outdoor pool, with an adequate shelter to permit guest use during the cold weather seasons of the construction period, if any, or thereafter in the case of a permanent pool. Any such pool will be conveniently accessible to the Holiday Inn. If any such pool is constructed, Ameristar may either demolish it after construction or leave it in place as an additional outdoor pool for use by Holiday Inn guests.

           4.2 Construct and maintain an alternative indoor walkway between the Holiday Inn and the Ameristar Casino Complex pavilion; provided, however, that if such an alternative indoor walkway is not feasible during any portion of the construction period, Ameristar may instead provide access to the Ameristar Casino Complex pavilion from the Holiday Inn and the Hampton Inn via continuously operating shuttle vans operated by Ameristar at its own expense.

           4.3 Compensate CBHA and RRHA for lost operating profits. The lost operating profits will be determined based upon the monthly operating results experienced by CBHA and RRHA during the period of construction of the new hotel, pool, fitness center and/or indoor walkway, plus an additional three months immediately following the completion of such construction, as compared to the monthly operating profits for the corresponding calendar month immediately preceding the commencement of such construction; provided, however, that each of CBHA and RRHA shall have an obligation to seek to maximize operating profits during these time periods in accordance with their past business practices; and provided, further, that the aggregate compensation to CBHA and RRHA for lost operating profits during the three-month period immediately following completion of construction will not exceed $150,000. In addition Ameristar will pay CBHA and RRHA a marketing allowance of $40,000 and $10,000, respectively, to be used to assist in rebuilding its business. The payments under this paragraph will be the
      only financial consideration payable by Ameristar  to  CBHA and RRHA for the impact of the construction and operation by Ameristar of additional hotel rooms on the Future Development Site.

           4.4 The design plan for any new facilities built in replacement of any Current Facilities must meet with CBHA, its permitted assigns, lender and current franchisor approval, such approvals not to be unreasonably withheld or delayed. In addition, the design plan for any new walkway in between the Holiday Inn and the Ameristar Casino Complex pavilion that may be built in replacement of the current walkway must meet with RRHA, its permitted assigns, lender and current franchisor approval, such approvals not to be unreasonably withheld or delayed. Any such new facilities will be of equal or better quality as the applicable Current Facilities, and the pool and fitness center shall have similar amenities to the Current Facilities and be sized to accommodate guests from the Holiday Inn and all other hotels utilizing such facilities. The location of any such new pool and fitness center will be within the footprint of the new facilities constructed on the Future Development Site, will be conveniently accessible to the Holiday Inn guests and will be readily identifiable as facilities shared by the Holiday Inn and Ameristar hotels. Any such new walkway will provide as convenient and as comfortable access as the current walkway and will provide access as direct as reasonably possible between the Holiday Inn and the Ameristar Casino Complex pavilion.

           4.5 The development of the new hotel, including the construction thereof, will not unreasonably interfere with ingress, egress or parking of the Holiday Inn or Hampton Inn guests, employees or suppliers. Ameristar will at all times maintain the roadways, ingress, egress and parking so that the Holiday Inn and Hampton Inn guests, employees and suppliers have access to the respective hotels generally as convenient as in existence prior to the commencement of construction. Ameristar will cooperate with CBHA and RRHA so that construction times will not unreasonably interfere with their respective guests peaceful enjoyment of their hotel stay. Notwithstanding the foregoing, CBHA and RRHA acknowledge and agree that there may be some interference resulting from construction, and the provisions of
Section 4.3 are intended as the sole compensation to CBHA and RRHA for such interference.

           4.6   The  cost  of construction and opening  the  new
facilities  will  be  entirely paid by Ameristar.   The  cost  of
operation of the temporary and/or permanent pool(s) and fitness center will be split between CBHA and Ameristar on a per room pro-rata basis, except that if the new pool facilities require lifeguards or other supervision during operating hours then Ameristar will pay for all of those costs.

           5.   The parties hereto agree that this  represents  a
Memorandum of Understanding and that the specific terms relating to the general principles will be contained in one or more definitive agreements and that each party agrees to participate, in good faith, in negotiating and creating such agreements with terms consistent with the provisions and intent of this Memorandum of Understanding.

     Dated as of the date first above written.


AMERISTAR CASINO COUNCIL BLUFFS, INC.


By:  /s/ Thomas Steinbauer


COUNCIL BLUFFS HOTEL ASSOCIATES, L.C.


By:  /s/ Leslie B. Kinseth


RIVER ROAD HOTEL ASSOCIATES, L.C.


By:  /s/ Leslie B. Kinseth